Exhibit 5.1

Jolie Kahn, Esq.

1020 Riverview

Conshohocken, PA 19428

October 22, 2014

Axion Power International, Inc.

3601 Clover Lane

New Castle PA 16105

Ladies and Gentlemen:

I have acted as special counsel to Axion Power International, Inc., a Delaware corporation (the “ Company ”), in connection with the Company’s registration statement on Form S-1 (the “ Registration Statement ”), filed with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the issuance and sale of $6,900,000 shares of common stock (the “Shares”), and Series A warrants and Series B warrants (the “Warrants”) and the shares of common stock underlying the Series A Warrants and Series B Warrants (the “Warrant Shares” and collectively with Shares and the Warrants, the “Securities”), issued by the Company.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. the Securities have been duly authorized and, when sold as described in the prospectus, will be validly issued, fully paid and nonassessable; and

2. the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the forgoing). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.